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PERSONAL AND
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CONFIDENTIAL
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July 24, 1997

Borden Chemical, Inc.
180 East Broad Street, 24th Floor
Columbus, OH  43215-3799

Attn:  Joseph M. Saggese
       Chairman

Dear Mr. Saggese:

Melamine Chemicals, Inc. ("MCI") and Borden Chemical, Inc. (the "Company") are prepared to engage in discussions with respect to a possible negotiated business combination involving the Company and MCI (the "Transaction"), and during the course of such discussions MCI may disclose and make available to the Company certain information concerning MCI's business, prospects, financial condition, operations, technology, assets and liabilities. All such information furnished to the Company or its Representatives (as defined below) by or on behalf of MCI (irrespective of the form of communication and whether such information is furnished prior to, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by the Company or its Representatives containing or based in whole or in part on any such furnished information are collectively referred to herein as the "Confidential Information." As a condition to being furnished the Confidential Information, the Company agrees as follows:

1. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. (a) the Company shall (i) use the Confidential Information solely for the purpose of evaluating a possible Transaction and for no other competitive or other purpose; (ii) not disclose the Confidential Information to any third party, except for disclosures to its directors, officers, employees and representatives of its advisors (such as independent accountants, investment bankers and attorneys) acting on
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     its behalf (such directors, officers, employees and representatives being referred to hereinafter collectively as its "Representatives") who in each case, in the Company's reasonable judgment, need to know such information for the purpose of evaluating a possible Transaction; provided, however, that prospective financing sources shall not be considered "Representatives" to whom Confidential Information may be disclosed in accordance with this paragraph 1 unless specifically requested by the Company and consented to by MCI in writing; (iii) inform its Representatives of the confidential nature of the Confidential Information and direct its Representatives to treat the Confidential Information confidentially; (iv) take all additional reasonable precautions necessary to prevent the disclosure of the Confidential Information by its Representatives to any third party; and (v) be responsible for any breach of this Agreement (the "Agreement") by its Representatives.

(b) If the Company or its Representatives is requested (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, it is agreed that the Company will provide MCI with prompt notice of such request so that MCI may seek an appropriate protective order and/or waive the Company's compliance with the provisions of this Agreement. The Company and its Representatives may disclose without liability hereunder only that portion of the Confidential Information that the Company is advised by written opinion of counsel is legally required to be disclosed; provided that the Company gives MCI written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon MCI's request, uses reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

2. NON-DISCLOSURE OF NEGOTIATIONS OR AGREEMENTS. Except as required by law, neither the Company nor its Representatives shall disclose to any person the existence, status or terms of any discussions, negotiations or agreements concerning a possible Transaction, including without limitation any offer, letter of intent, proposal, price, value or valuation, or any similar terms, agreements or understandings between the Company and MCI with respect thereto, or that the Company has received from MCI Confidential Information, without obtaining the prior written consent of the other, which consent will not be withheld unreasonably.

3. RETURN OF CONFIDENTIAL INFORMATION. All written Confidential Information delivered by or on behalf of MCI to the Company pursuant to this Agreement shall be and remain the property of MCI and upon the written request of MCI, the Company shall (i) promptly return such Confidential Information and shall not retain any copies or other reproductions or extracts thereof,
     (ii) destroy or have destroyed all memoranda, notes, reports, analyses, compilations, studies, interpretations, or other documents derived from or containing Confidential Information, and all copies and other reproductions and extracts thereof, and (iii) upon written request by MCI provide a certificate to MCI certifying that the foregoing
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     materials have, in fact, been destroyed or returned, signed by an authorized officer supervising such destruction or return. Notwithstanding the return or destruction of the Confidential Information, the Company and its Representatives will continue to be bound by the confidentiality and other obligations hereunder, until the expiration of three years from the date of this Agreement, unless a lesser duration is specified herein.

4. INFORMATION NOT DEEMED CONFIDENTIAL INFORMATION. The term "Confidential Information" does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Company or its Representatives in violation of this Agreement; or (ii) was or becomes available to the Company from a source other than MCI or its Representatives, provided that such source is not known by the Company to be bound by an obligation of confidentiality to MCI or its Representatives or (iii) was already known to the Company at the time of its disclosure by MCI.

5. NO REPRESENTATIONS OR WARRANTIES. Neither MCI nor any of its respective officers, directors, employees, representatives or agents makes any representation or warranty, express or implied, as to the accuracy and completeness of any Confidential Information provided by it, and no liability shall result to MCI from its use, except as set forth in a definitive agreement for a Transaction. Only the representations and warranties that are made in a definitive agreement for a Transaction, when, as, and if it is executed, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect.

6. NO AGREEMENT. MCI has the absolute right to determine what information, properties and personnel it wishes to make available to the Company.
     Unless a definitive agreement regarding a Transaction between the Company and MCI has been executed and delivered, neither MCI, the Company nor any of their stockholders or affiliates will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this Agreement or any other written or oral expression with respect to such Transaction except, in the case of this Agreement, matters specifically agreed to herein. Each party further acknowledges and agrees that each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party or any of its Representatives with regard to a Transaction, and to terminate discussions and negotiations with the other party at any time.

7. CONTACT PERSONS; NO SOLICITATION. All requests by the Company for Confidential Information, meetings with personnel or inspection of properties and all other
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     communications regarding a possible Transaction shall be made only to the contacts designated by MCI (the "Contact Persons"). The Company agrees that, for a period of two years from the date of this Agreement, it will not initiate or maintain contact (except in the ordinary course of business) with any director, officer, employee, distributor or customer of MCI regarding MCI's business operations, prospects or finances, except as may be permitted by the Contact Persons for due diligence purposes. It is expressly understood that this Agreement is not intended to limit the right of the parties to compete with one another in the ordinary course. The Company further agrees that, for a period of two years from the date hereof, it will not directly or indirectly offer employment to (other than by means of a general advertisement) or hire any of MCI's employees with whom it has had contact during the process contemplated by this Agreement.

8. NON-PUBLIC INFORMATION. MCI has outstanding publicly-held securities and the Confidential Information contains material non-public information. The Company acknowledges that it is (i) aware, and has advised or will advise its Representatives, that the United States securities laws prohibit any person in possession of material non-public information about a company from purchasing or selling securities of such company, and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities and (ii) familiar with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and the Company agrees that it will neither use nor permit any of its Representatives to use any Confidential Information in violation of such Act or rules or regulations, including without limitation Rule 10b-5.

9. STANDSTILL. The Company agrees that, until the expiration of two years from the date of this Agreement, without the prior written invitation (on an unsolicited basis) of MCI's Board of Directors, it and its affiliates will not (i) in any manner acquire, agree to acquire or make any proposal or offer or otherwise seek to acquire, directly or indirectly, any securities (or rights in respect thereof), assets or property of MCI or any of its subsidiaries or of any successor thereto or person in control thereof, whether such agreements or proposals or offers are made with or to MCI or any of its subsidiaries (or a successor thereto or person in control thereof) or a third party; (ii) enter into or agree, offer, seek or propose to enter into or otherwise be involved in or part of, directly or indirectly, any merger, acquisition transaction or other business combination relating to MCI or any of its subsidiaries or any of their respective assets; (iii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the proxy rules under the Exchange Act) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of MCI or any of its subsidiaries or of any successor thereto or person in control thereof; (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of MCI or any of its subsidiaries or of any successor thereto or person in control thereof; (v) seek or propose, alone or in concert
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     with others, to control or influence the management, Board of Directors or policies of MCI; (vi) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person (except internal discussions and planning activities involving its Representatives) with respect to any of the foregoing activities or propose any of such activities to any other person (other than its Representatives); (vii) directly or indirectly advise, encourage, assist, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing; or (viii) publicly disclose any intention, plan or arrangement inconsistent with the foregoing. The Company also agrees that, during such two-year period, neither it nor any of its affiliates will: (i) request MCI or its advisors, directly or indirectly, to (1) amend or waive any provision of this paragraph (including this sentence) or (2) otherwise consent to any action inconsistent with any provision of this paragraph (including this sentence); or (ii) take any initiative with respect to MCI or any of it's subsidiaries that could reasonably be expected to require MCI to make a public announcement regarding (1) such initiative, (2) any of the activities referred to in this paragraph, (3) the possibility of a Transaction or any similar transaction or (4) the possibility of the Company's or any other person's acquiring control of MCI, whether by means of a business combination or otherwise. Notwithstanding the foregoing provisions of this paragraph 9, the Company's chief executive officer may contact MCI's chief executive officer for the purpose of expressing continuing or renewed interest in a Transaction, provided that, unless invited to do so by MCI's chief executive officer, no offer or proposal shall be made that would require public disclosure or formal consideration by MCI or its Board of Directors.

10. PERSON. The term "person" as used in this Agreement will be interpreted broadly to include the media and any corporation, company, group, partnership, governmental body or other entity or individual.

11. NO WAIVER. No failure or delay by MCI in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any right, power or privilege hereunder.

12. REMEDIES. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by the Company and that MCI shall be entitled to equitable relief, including specific performance and injunction, as a remedy for any such
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     breach or threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by the Company but shall be in addition to all other remedies available at law or in equity to MCI, including remedies pursuant to applicable laws relating to trade secrets.

13. BENEFITS; GOVERNING LAW. This Agreement is for the benefit of MCI and its respective directors, officers, employees, representatives and agents and its respective successors and assigns and shall be governed by and construed in accordance with the internal substantive laws and not the choice of law rules of the State of Louisiana.

14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same Agreement.

15. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and such invalid or unenforceable provision shall be deemed deleted herefrom to the minimum extent necessary to cure such invalidity or unenforceability.

16. MODIFICATIONS. No provision of this Agreement may be waived, amended or modified except by the written agreement of the Company and MCI.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter shall become a binding agreement between us.


                              MELAMINE CHEMICALS, INC.

                              By:  /s/ Goldman, Sachs & Co.
                                 ---------------------------------------
                                   Goldman, Sachs & Co.
                                   on behalf of Melamine Chemicals, Inc.



Accepted and agreed to as of the 31st
day of July, 1997.

BORDEN CHEMICAL, INC.

By:  /s/________________________